Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jennifer Beugelmans
Executive Vice President & CFO	Pure Communications
650-244-4990	646-596-7473

Titan Pharmaceuticals Announces Reduction in Force

South San Francisco, CA – December 2, 2008 – Titan Pharmaceuticals, Inc. (AMEX: TTP) today announced an approximately 40% reduction in its workforce to lower operating expenses and preserve capital. The Company’s remaining staff is focused on reducing all current clinical and manufacturing development activities to the minimal level necessary to continue its efforts to realize the potential value of its assets, particularly the Probuphine program. The Company is being assisted by JSB Partners, LLC in its efforts to find a development partner or divest the Probuphine asset that is currently in Phase 3 clinical development. Further staff reductions are anticipated in the next several weeks as these steps are completed.

About Probuphine

Probuphine, which is currently in development for the treatment of opioid addiction, is a small solid rod made from a mixture of ethylene-vinyl acetate (EVA) and buprenorphine that is designed to provide continuous, non-fluctuating, long-term therapeutic levels of the drug buprenorphine for six months after a single administration. Titan has completed the first Phase 3 placebo controlled study of Probuphine in the treatment of opioid addiction with strong positive results. The data indicated that Probuphine showed a clinically and statistically significant difference over placebo by consistently meeting the primary and secondary endpoints, and these data were presented at the annual meeting of the International Society of Addiction Medicine in November 2008. Buprenorphine, an approved agent for the treatment of opioid addiction, is sold mainly in the form of a daily dosed, sublingually delivered tablet under the brand names Suboxone® (buprenorphine HCl/nalaxone HCl dehydrate) and Subutex® (buprenorphine HCl) with worldwide sales estimated at $0.5 billion.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused primarily on the late-stage development and commercialization of Probuphine, which utilizes Titan’s proprietary ProNeura long term drug delivery technology, and has demonstrated positive results in Phase 3 testing for treatment of opiate addiction. Products based on ProNeura technology can provide controlled drug release on an outpatient basis over extended periods of up to 6-12 months and may be useful for other potential treatment applications in which conventional treatment is limited by variability in blood drug levels and poor patient compliance. Titan also has two other products, gallium maltolate and DITPA, in earlier stages of development. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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